SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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LENNAR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting of Stockholders
Proxy Statement
Principal Stockholders
Stock Ownership of Our Management
Board of Directors
Report of the Audit Committee
Proposal 1: Election of Directors
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
Proposal 3: Amendments to the Company’s 2007 Equity Incentive Plan
Proposal 4: Stockholder Proposal Regarding the Company’s Building Practices
STATEMENT IN SUPPORT
Other Matters
Stockholder Proposals and Nominations for Director
Stockholder Communication with the Board of Directors

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

Notice of 2009 Annual Meeting of Stockholders

To the Stockholders of Lennar Corporation:

This is to notify you that the 2009 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 15, 2009, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect eight Directors to serve until the next Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2009;

3.	To act upon a proposal to approve amendments to the Company’s 2007 Equity Incentive Plan;

4.	To act on a stockholder proposal regarding the Company’s building practices; and

5.	To act upon any other matter that properly comes to a vote at the annual meeting.

Only stockholders of record at the close of business on February 19, 2009 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting.

We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 4, 2009

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000

2009 Annual Meeting of Stockholders

Proxy Statement

Solicitation of Proxies

Our Board of Directors is soliciting the accompanying proxy in connection with matters to be considered at our 2009 Annual Meeting of Stockholders to be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on Wednesday, April 15, 2009 at 11:00 a.m. Eastern Time. The individuals named on the proxy card will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote as follows:

(1)	FOR each of the eight nominees named in this proxy statement for election to the Board of Directors;

(2)	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending November 30, 2009;

(3)	FOR the proposal to approve amendments to the Company’s 2007 Equity Incentive Plan;

(4)	AGAINST the stockholder proposal regarding the Company’s building practices, and

(5)	In their best judgment with respect to any other matter that properly comes to a vote at the annual meeting.

The individuals acting as proxies will not vote shares that are the subject of a proxy card on a particular matter if the proxy card instructs them to abstain from voting on that matter or to the extent the proxy card is marked to show that some of the shares represented by the proxy card are not to be voted on that matter.

Record Date

Only stockholders of record at the close of business on February 19, 2009 will be entitled to notice of or to vote at this annual meeting or any adjournment of the meeting. We are mailing this proxy statement and the accompanying proxy card on or about March 4, 2009 to all stockholders of record on February 19, 2009.

Shares Outstanding and Voting Rights

At February 19, 2009, we had two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 19, 2009, 129,180,447 shares of Class A common stock were outstanding and 31,284,003 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

Counting Votes

The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. A majority in voting power, and not less than one-third in number, of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Abstentions and shares held by brokers that are not voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the annual meeting. Brokers who hold shares in street name for customers have the authority under the rules of the New York Stock Exchange to vote on certain matters when they have not received instructions from beneficial owners. At our 2009 Annual Meeting of Stockholders, brokers that do not receive instructions will be entitled to vote shares they hold in street name with respect to the election of directors. Shares for which brokers have not received instructions, and therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Abstentions from voting on a proposal described in this proxy statement and broker non-votes will not affect the outcome of the vote on that proposal.

Voting Requirements

Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve the ratification of Deloitte & Touche LLP, the proposal regarding amendments to the Company’s 2007 Equity Incentive Plan, and the stockholder proposal regarding the Company’s building practices.

How to Vote

To vote by mail:
(1) Mark, sign and date your proxy card; and
(2) Return your proxy card in the enclosed envelope.

To vote over the Internet:
(1) Have your notice and proxy card available;
(2) Log on to the Internet and visit the website noted on your proxy card;
(3) Follow the instructions provided; and
(4) Do not mail your proxy card.

To vote by telephone:
(1) Have your notice and proxy card available;
(2) Call the toll-free number listed on your proxy card;
(3) Follow the recorded instructions; and
(4) Do not mail your proxy card.

To vote in person if you are a registered stockholder:
(1) Attend our annual meeting;
(2) Bring a valid photo identification; and
(3) Deliver your completed proxy card or ballot in person.

To vote in person if you hold your shares in “street name” (through a bank or broker):
(1) Attend our annual meeting;
(2) Bring a valid photo identification; and

(3)	Obtain from your bank or broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card or ballot and deliver it in person.

Revoking Your Proxy

You may revoke your proxy at any time before its use:

(1) In person at the annual meeting;
(2) By writing, delivered to our offices before the proxy is used; or
(3) By a later-dated proxy delivered to our offices before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot with regard to a matter, you will revoke your proxy as to that matter.

Cost and Method of Solicitation

We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees may solicit proxies personally or by telephone. We will not reimburse any Director, officer or employee for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to beneficial owners.

Principal Stockholders

The following table shows stock ownership information as of February 19, 2009 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

		Amount and Nature
		of Beneficial		Percent of
Name and Address of Beneficial Owner	Title of Class	Ownership		Class(10)

Stuart A. Miller	Class B Common Stock	21,409,723(1	)(2)	68.4%
700 Northwest 107th Avenue Miami, FL 33172
Castine Capital Management, LLC	Class B Common Stock	2,160,700(3)		6.9%
One International Place, Suite 2401 Boston, MA 02110
FMR LLC	Class A Common Stock	16,039,926(4)		12.4%
82 Devonshire Street Boston, MA 02109
The TCW Group, Inc., on behalf of the TCW Business Unit	Class A Common Stock	8,472,126(5)		6.6%
865 South Figueroa Street Los Angeles, CA 90017
Legg Mason Capital Management, Inc. and LMM LLC	Class A Common Stock	7,900,150(6)		6.1%
100 Light Street Baltimore, MD 21202
State Street Bank and Trust Company	Class A Common Stock	7,163,948(7)		5.5%
One Lincoln Street Boston, MA 02111
Barclays Global Investors, NA	Class A Common Stock	6,575,703(8)		5.1%
400 Howard Street San Francisco, CA 94105
GEM Realty Advisors, LLC	Class A Common Stock	6,567,600(9)		5.1%
900 N. Michigan Avenue, Suite 1450 Chicago, IL 60611

(1)	Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(2)	Includes 96,624 shares of Class B common stock owned by Mr. Miller and options to purchase 4,523 shares of Class B common stock held by Mr. Miller, which are currently exercisable or will become exercisable within 60 days after February 19, 2009.
(3)	Based on Amendment No. 1 to the stockholder’s Schedule 13G, dated December 31, 2008.
(4)	Based on Amendment No. 2 to the stockholder’s Schedule 13G, dated December 31, 2008. 15,951,376 shares of Class A common stock are beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various registered investment companies (the “Funds”). One Fund, Magellan Fund, owns 10,131,376 shares of Class A common stock.
(5)	Based on the stockholder’s Schedule 13G, dated December 31, 2008.
(6)	Based on Amendment No. 1 to the stockholder’s Schedule 13G, dated December 31, 2008.
(7)	Based on the stockholder’s Schedule 13G, dated December 31, 2008.
(8)	Based on the stockholder’s Schedule 13G, dated December 31, 2008. The shares are held by six entities, each of which has sole voting power with regard to most of the shares held by it and sole dispositive power with regard to all the shares held by it. No individual entity holds 5% or more of the Class A common stock. The Schedule 13G disclaims, or does not affirm, that the six entities constitute a group.

(9)	Based on the stockholder’s Schedule 13G, dated December 31, 2008.
(10)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 19, 2009.

Stock Ownership of Our Management

The following table shows beneficial ownership information as of February 19, 2009 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days of February 19, 2009. To our knowledge, and except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Class of Common Stock
	Class A Common Stock			Class B Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(10)	Ownership		Class(10)

Richard Beckwitt	235,000	(1)	*	—		*
Diane J. Bessette	228,953	(2)	*	9,559	(2)	*
Irving Bolotin	121,226	(3)	*	15,488		*
Steven L. Gerard	16,618	(3)	*	850		*
Bruce E. Gross	434,037	(4)	*	72,382	(4)	*
Sherrill W. Hudson	17,000	(5)	*	5,000		*
Jonathan M. Jaffe	819,902	(6)	*	52,897	(6)	*
R. Kirk Landon	43,300	(3)	*	22,380		*
Sidney Lapidus	195,342	(3)	*	39,996		*
Stuart A. Miller	1,609,559	(7)	1.2%	21,409,723	(8)	68.4%
Donna Shalala	11,000	(3)	*	200		*
Jeffrey Sonnenfeld	11,604	(3)	*	—		*
Directors and Officers as a Group (14 persons)	3,896,777	(9)	3.0%	21,630,104	(9)	69.1%

*	less than 1%
(1)	Includes options to purchase 35,000 shares of Class A common stock.
(2)	Includes options to purchase 86,602 shares of Class A and 3,560 shares of Class B common stock.
(3)	Includes options to purchase 7,500 shares of Class A common stock.
(4)	Includes options to purchase 114,498 shares of Class A and 2,949 shares of Class B common stock.
(5)	Includes options to purchase 5,000 shares of Class A common stock.
(6)	Includes options to purchase 199,998 shares of Class A and 2,999 shares of Class B common stock
(7)	Includes options to purchase 385,232 shares of Class A common stock. In addition, Mr. Miller has shared voting and investment power with respect to 290,550 shares of Class A common stock reflected in this table.
(8)	Includes options to purchase 4,523 shares of Class B common stock. Mr. Miller, his brother and his sister are trustees and beneficiaries of trusts that directly or indirectly hold controlling and substantial limited partner interests in two partnerships (Mr. Miller, his brother and sister also directly own minor limited partnership interests in the two partnerships), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and Mr. Miller has sole voting and dispositive power over these shares. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares. In addition, Mr. Miller has shared voting and investment power with respect to 104,262 of the shares of Class B common stock reflected in this table.
(9)	Includes options to purchase 928,880 shares of Class A and 14,661 shares of Class B common stock.
(10)	Percent of Class is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 19, 2009.

Because each outstanding share of Class B common stock is entitled to ten votes and each outstanding share of Class A common stock is entitled to one vote, as of February 19, 2009, Mr. Miller had the power to cast 215,276,327 votes, which is 48.7% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group had the power to cast 219,122,327 votes, which is 49.6% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock.

Board of Directors

Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board. Specifically, from time to time the Board schedules calls with senior management to discuss the Company’s business strategies.

Our Board of Directors currently consists of eight members, each of whom has a term that ends at the time of the next Annual Meeting of Stockholders. Each of the nominees is currently a director and has been nominated for re-election to the Board.

The following table provides information about the nominees for election as Director.

		Director
Director Nominees	Age	Since

Irving Bolotin	77	1974
Steven L. Gerard	63	2000
Sherrill W. Hudson	66	2008
R. Kirk Landon	79	1999
Sidney Lapidus(1)	71	1997
Stuart A. Miller(1)	51	1990
Donna E. Shalala	68	2001
Jeffrey Sonnenfeld	54	2005

(1)	Member of our Executive Committee.

At our 2009 annual meeting, the persons named in the accompanying proxy will vote FOR the election of each of the persons listed above to serve as a member of our Board of Directors until our next Annual Meeting of Stockholders except to the extent that particular proxies contain instructions to do otherwise.

Biographical Information about Our Director Nominees

Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. Mr. Bolotin also serves on the Boards of Directors of Rechtien International Trucks, Inc. and WPBT Channel 2.

Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as a director and Chief Executive Officer of CBIZ, Inc., a provider of professional business services to individuals and companies throughout the United States. Mr. Gerard was elected Chairman of CBIZ, Inc. in October 2002. Before that, from July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc., an operations and financial consulting firm. Before that, from September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc. a manufacturer of residential, commercial and industrial wire and cable products. Mr. Gerard is also a director and a member of the Human Resources and Nominating Committee and the Audit Committee of Joy Global, Inc.

Sherrill W. Hudson became a Director in January 2008. Mr. Hudson is Chairman and Chief Executive Officer of TECO Energy, Inc. Prior to joining TECO Energy in July 2004, Mr. Hudson spent 37 years with Deloitte & Touche LLP until he retired in 2002. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants. In addition to serving as Chairman of the Board of TECO Energy, Mr. Hudson also serves on the board of directors of Publix Supermarkets, Inc.

R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. From 2001 to 2007, Mr. Landon served as Chairman of Orange Clothing Company, a clothing manufacturing company. From 1993 until 2006, Mr. Landon served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University. Mr. Landon currently serves on the Board of Trustees of Florida International University.

Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a retired partner of Warburg Pincus LLC, a private equity investment firm, and was with Warburg Pincus from 1967 until the end of 2007. Mr. Lapidus currently serves as a director of Knoll, Inc. and The Neiman Marcus Group, Inc. as well as a number of non-profit organizations.

Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and Chief Executive Officer since April 1997. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a wholly-owned subsidiary of ours until it was spun-off in October 1997.

Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Ms. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. Before that, from January 1993 until January 2001, Ms. Shalala served as the U.S. Secretary of Health and Human Services. Before that, from 1987 until 1993, Ms. Shalala served as a Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Ms. Shalala also served as a Professor of Political Science and President of Hunter College from 1980 to 1987, and as Assistant Secretary of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. Ms. Shalala is also a director of Gannett Co., Inc., a Trustee of The Henry J. Kaiser Family Foundation and a member of the Council on Foreign Relations.

Jeffrey Sonnenfeld has served as a Director of our company since September 2005. Mr. Sonnenfeld has served as the Senior Associate Dean for Executive Programs and the Lester Crown Professor-in-the-Practice of Management for the Yale School of Management since 2001. In 1989, Mr. Sonnenfeld founded the Chief Executive Leadership Institute of Yale University, and he has served as its President since that time.

Corporate Governance

     Meeting Attendance

Our Board of Directors normally meets quarterly, but holds additional meetings as required. Under our Corporate Governance Guidelines, each Director is required to attend substantially all meetings of the Board. During fiscal 2008, the Board of Directors met six times and acted once by unanimous written consent. Each Director attended at least 75% of (1) the total number of meetings of the Board of Directors held while that Director was serving on our Board, and (2) the total number of meetings of each committee of the Board on which he or she was serving. It is our policy to encourage directors and nominees for director to attend the annual meeting. All of the members of our Board attended last year’s annual meeting. In addition to meetings, during March, September and November of 2008, months during which no Board meetings were scheduled, the Board held business review telephone conferences with management to obtain updates on changing business conditions.

     Independent Directors

Our Board of Directors has unanimously determined that seven of our eight Directors, Messrs. Bolotin, Gerard, Hudson, Landon, Lapidus and Sonnenfeld and Ms. Shalala, are “independent” Directors under the Director Qualification Standards set forth in our Corporate Governance Guidelines, which are consistent with the New York Stock Exchange Corporate Governance Standards. After considering any relevant transactions or relationships between each director, or any of his or her family members, and the Company, our senior management and our independent registered public accounting firm, the Board of Directors has affirmatively determined that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us), other than as a member of our Board of Directors.

Mr. Lapidus serves as our Lead Director. In this capacity, Mr. Lapidus presides over Board meetings in the absence of a Chairman (we have not had a Chairman since our former Chairman’s death in 2006) and presides at all meetings of our independent Directors. In connection with our regularly scheduled board meetings, our independent Directors regularly meet in executive sessions that exclude our non-independent Directors and management. Mr. Lapidus presides over these executive sessions.

     Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.

     Audit Committee

The Audit Committee consists of Messrs. Landon (Chairperson), Bolotin, Gerard and Hudson. Our Board of Directors has determined that all the members of the Audit Committee are independent, and have all other required qualifications for service on our Audit Committee, under the New York Stock Exchange Corporate Governance standards and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard and Mr. Hudson are audit committee financial experts, as that term is defined in Regulation S-K under the Securities Exchange Act. The Audit Committee met nine times during fiscal 2008.

Our Board of Directors has adopted a charter for the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Audit Committee are:

(1)	to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal auditors;

(2)	to prepare the report that appears in our annual meeting proxy statement; and

(3)	to provide an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors; selecting and determining the compensation of our independent registered public accounting firm; pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm; meeting regularly with our independent registered public accounting firm, our management and our internal auditors; reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies or material weaknesses in our internal control over financial reporting reported to the Audit Committee by our Chief Executive Officer or our Chief Financial Officer; and receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by employees and others regarding questionable accounting or auditing matters.

     Compensation Committee

The Compensation Committee consists of Messrs. Gerard (Chairperson), Bolotin, Hudson and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Compensation Committee met three times during fiscal 2008.

Our Board of Directors has adopted a charter for the Compensation Committee. A copy of the Compensation Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. The Compensation Committee’s principal functions are:

(1)	to recommend to the full Board of Directors the compensation of our principal executive officer;

(2)	to set compensation policies and review management decisions regarding compensation of our senior executives, other than our principal executive officer;

(3)	to review with management the Compensation Discussion and Analysis that is prepared for inclusion in our proxy statement and to recommend whether that Compensation Discussion and Analysis should be included in the proxy statement; and

(4)	to prepare the Compensation Committee Report that appears in our proxy statement.

In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management. The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates on the Compensation Committee’s behalf to provide an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications. Although the Compensation Committee did not seek any overall analyses of our compensation programs during fiscal 2008, the Compensation Committee Chairperson did consult Hewitt Associates about stock option grants that were made in July 2008.

Under the Lennar Corporation 2007 Equity Incentive Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to awards under that Plan to management (excluding awards intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code, awards made to individuals covered by Section 16 of the Securities Exchange Act, and awards issued to any person delegated authority by the Compensation Committee). Under the Lennar Corporation 2007 Incentive Compensation Plan, the Compensation Committee has the authority to delegate all or a part of its duties with respect to bonuses under the plan to management (excluding bonuses intended to qualify for an exemption under Section 162(m) of the Internal Revenue Code).

A further description of the Compensation Committee’s processes and procedures for considering and determining executive compensation is contained in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Ms. Shalala (Chairperson), Mr. Bolotin and Mr. Sonnenfeld. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance Standards. The Nominating and Corporate Governance Committee met four times during fiscal 2008.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	to identify individuals qualified to serve on the Board;

(2)	to recommend the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	to develop and recommend to the Board corporate governance guidelines applicable to us; and

(4)	to oversee the evaluation of the Board and management.

The Nominating and Corporate Governance Committee identifies and evaluates director nominees from many sources, including nominees recommended by stockholders in accordance with the procedures described below. The Nominating and Corporate Governance Committee reviews the personal characteristics and professional competencies of director candidates with the Board members to ensure that the nominees selected are those best suited, from a corporate governance standpoint, to join our Board and oversee our strategies and operations.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and employees insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to at least some of the following: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	If applicable, ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time-to-time.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. If a stockholder wishes to recommend a nominee for director, the stockholder should mail a recommendation to the Company containing the following information:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the period during which such shares have been held.

In making its determination whether to recommend that the Board of Directors nominate a candidate who has been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, the appropriateness of adding another Director to the Board and the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if that causes its recommendation to be delayed until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.

     Executive Committee

Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. Our Executive Committee consists of Messrs. Miller and Lapidus. The Executive Committee took action by unanimous written consent eleven times during fiscal 2008.

     Independent Directors Committee

Our By-Laws require that an Independent Directors Committee review and approve certain ventures and transactions that we enter into with LNR Property Corporation (“LNR”) and significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the Chief Executive Officer or the Chief Financial Officer, the Independent Directors Committee may review or investigate any transaction or matter involving the Company or any subsidiary of the Company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of all of the Directors who are not employees of our company. Mr. Lapidus, our Lead Director, serves as Chairperson of the Independent Directors Committee. The Independent Directors Committee met five times during fiscal 2008.

     Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics for our Directors, officers and employees is available on our website at www.lennar.com and is available in print to any stockholder who requests a copy from us.

     Corporate Governance Guidelines

Our Corporate Governance Guidelines are available on our website at www.lennar.com and are available in print to any stockholder who requests a copy from us.

If you would like to request copies of any of our committee charters, our Code of Business Conduct and Ethics, or our Corporate Governance Guidelines, please send your request to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172.

Director Compensation

Non-employee Directors are paid annual fees of $50,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our common stock. The shares are not transferable (other than to the Director’s estate) until three years after the last day of the quarter in which they are issued. In addition to the annual fees, each non-employee Director receives $3,000 for each board meeting and $1,000 for each committee meeting, other than Audit Committee meetings, attended in person (but only one fee for all Board or committee meetings attended on a single day), and $500 for each Board meeting and $250 for each committee meeting attended by teleconference. Audit Committee members receive an additional $3,000 and the Audit Committee Chairperson receives an additional $5,000 for each Audit Committee meeting attended. Audit Committee fees are paid in addition to fees for other meetings attended on the same day. A Director may elect to defer payment of both the cash and stock portion of fees until he or she no longer serves as a Director of our company. If a director makes this election, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting) is credited to the director’s deferred compensation account. Amounts equal to the dividends that would have been paid if the phantom shares had actually been outstanding are also credited to the directors’ accounts and treated as though they were used to purchase additional shares of Class A common stock. Upon termination of a director’s deferred compensation account, the director will receive cash equal to the value of the number of phantom shares of Class A common stock credited to the director’s account.

Our Lead Director receives an additional $15,000 per year for his services in that capacity.

In addition to the fees described above, each year, on the date of our annual meeting of stockholders, each non-employee Director receives options to purchase 2,500 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on that date. These options become exercisable in full on the first anniversary of the grant date and expire on the third anniversary of the grant date. Directors also receive an annual grant of 2,000 shares of our Class A common stock on the date of the first Board meeting following our annual meeting of stockholders. Directors are permitted to sell 50% of that stock at any time but are required to hold the remaining 50% of the stock until the second anniversary of the date of grant.

Our Chief Executive Officer, who is our only employee-director, receives no additional remuneration for his service as a Director.

The following table sets forth compensation information for our last fiscal year for all of our Directors except our Chief Executive Officer. The compensation of our Chief Executive Officer is described in the section of this Proxy Statement captioned “Executive Compensation.”

					Change in
					Pension Value
	Fees				and Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash($)	Awards($)(1)	Awards($)(2)	Compensation($)(3)	Earnings ($)(4)	Compensation($)(5)	Total ($)

Irving Bolotin	55,750	65,000	15,523	—	—	1,186	137,459
Steven L. Gerard	—	40,000	15,523	74,250	7,754	720	138,247
Sherrill W. Hudson	—	40,000	14,992	76,250	1,558	720	133,520
R. Kirk Landon	—	40,000	15,523	87,750	10,306	720	154,299
Sidney Lapidus	55,750	65,000	15,523	—	—	1,186	137,459
Donna E. Shalala	—	40,000	15,523	65,750	5,619	720	127,612
Jeffrey Sonnenfeld	—	40,000	15,523	63,750	3,063	720	123,056

(1)	Includes shares with a value of $25,000 issued to each of Messrs. Bolotin and Lapidus as payment of 50% of their annual fee. Also includes an award of 2,000 shares of Class A common stock, having a grant date fair value of $20.00 per share, issued to each of the directors on April 8, 2008. These shares were fully vested upon issuance, but 50% of the shares are subject to a two-year minimum holding period from the date of issuance. As of February 19, 2009, the aggregate stock ownership of each of our non-employee directors was as follows: Mr. Bolotin owned 113,726 shares of Class A common stock and 15,488 shares of Class B common stock; Mr. Gerard owned 9,118 shares of Class A common stock and 850 shares of Class B common stock; Mr. Hudson owned 12,000 shares of Class A common stock and 5,000 shares of Class B common stock, Mr. Landon owned 35,800 shares of Class A common stock and 22,380 shares of Class B common stock; Mr. Lapidus owned 187,842 shares of Class A common stock and 39,996 shares of Class B common stock; Ms. Shalala owned 3,500 shares of Class A common stock and 200 shares of Class B common stock; and Mr. Sonnenfeld owned 4,104 shares of Class A common stock.

(2)	Represents the amount recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”), excluding the estimate for forfeitures. This includes both amounts amortized from awards granted in 2008 and in 2007. In 2008, an award of options to purchase 2,500 shares of Class A common stock was made to each of the directors on April 8, 2008, with a grant date fair value of $5.48 per share, calculated using the Black-Scholes option-pricing model, and an award of options to purchase 2,500 shares of Class A common stock was made to Mr. Hudson on January 17, 2008 (the day Mr. Hudson became a director) with a grant date fair value of $2.79 per share, calculated using the Black-Scholes option-pricing model. In 2007, an award of options to purchase 2,500 shares of Class A common stock was made to each of the directors (except Mr. Hudson, who became a Director on January 17, 2008) on March 28, 2007, with a grant date fair value of $8.27 per share, calculated using the Black-Scholes option-pricing model. Further information regarding the assumptions used in the calculation of the grant date fair values of option awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2008. As of February 19, 2009, Messrs. Bolotin, Gerard, Landon, Lapidus, Sonnenfeld and Ms. Shalala each held options to purchase 7,500 shares of Class A common stock and Mr. Hudson held options to purchase 5,000 shares of Class A common stock.

(3)	Messrs. Gerard, Hudson, Landon, Sonnenfeld and Ms. Shalala have elected to defer payment of both the cash and stock portion of their fees. As part of this deferral, a number of phantom shares of Class A common stock with a value equal to the amount of the deferred fees (based upon the mean of the high and low sale prices of the Class A common stock on the date of the relevant meeting) are credited to their deferred compensation accounts. Sums equal to any dividends paid with regard to the Class A common stock are also credited to their accounts and treated as though they were used to purchase additional shares of Class A common stock on the day the dividend was paid. Upon termination of a deferred compensation account, a director will receive cash equal to the value of the number of shares of Class A common stock credited to the director’s account.

(4)	Represents sums equal to dividends on phantom shares credited to the director’s deferred compensation account.

(5)	Represents sums equal to dividends on stock awards that were not factored in calculating the grant date fair value of the awards.

Executive Compensation

Compensation Discussion and Analysis

     Overview

Our compensation program for executive officers is intended to attract, motivate and retain highly qualified and experienced executives, reward superior performance and provide incentives that are based on our performance as a company. Historically, our executive compensation program has consisted of the following components:

•	base salary;

•	cash bonuses;

•	stock options;

•	restricted stock; and

•	vacation, medical, 401(k) and other employee benefits, which are generally available to employees.

Our compensation policy has been to offer market driven base salaries commensurate with each associate’s position in the Company and individual performance, and to have a substantial portion of the total compensation paid to our senior officers be highly variable based upon individual and Company performance and be coupled with an equity component to align the interests of senior officers with those of our stockholders. We have set specific operating goals for our senior officers which normally have determined their bonus opportunities and determined the split between cash and equity based upon our performance as a Company, individual performance and industry and market conditions.

Conditions in fiscal 2008 led us to deviate from our normal compensation programs. During fiscal 2008, we were in the midst of a major contraction in the market for new homes that significantly reduced the number of homes we could sell and the prices at which we could sell them. Primarily because of this, our revenues were down significantly and we had substantial operating losses. Also, the price of our stock fell from $52.50 per share at November 30, 2006, to $15.84 per share at November 30, 2007 to $7.11 per share on November 30, 2008. In response to the contraction in our activities, we reduced our headcount from 7,745 associates at November 30, 2007 to 4,913 associates at November 30, 2008.

Under those circumstances, the Compensation Committee of our Board of Directors felt it would not be appropriate to pay cash bonuses to our senior executives for fiscal 2008. On the other hand, it recognized that it had to provide some form of incentive to our senior executives, particularly because, due to the decline in the price of our stock, the stock options they had previously received had little or no value or potential value, and the restricted stock they had been awarded was worth only a fraction of what it was worth when it was awarded. In view of this:

•	none of our senior executive officers was awarded a cash bonus for fiscal 2008, and

•	in July 2008, the Compensation Committee made substantial awards of stock options to our key associates, including the executive officers who have principal responsibility for our being able to emerge successfully from the current downturn in the housing market.

We do not have employment contracts, change-in-control agreements or any other severance programs for our executives. However, most of our equity incentive programs provide for acceleration of vesting if there is a change in control of the Company.

     Executive Compensation Objectives

Under normal conditions, our primary compensation objectives are to:

•	attract, motivate and retain highly qualified and experienced executives;

•	award compensation that recognizes valuable individual performance and motivates executives to maximize the Company’s short-term and long-term performance;

•	maintain flexibility to ensure that awards are competitive within our peer group of homebuilders and Fortune 500 companies; and

•	align the interests of our executives with those of our stockholders.

In order to attract, motivate and retain experienced and talented executives, we believe we must provide salaries and total compensation packages that are attractive and competitive in the homebuilding industry. We also believe it is important to have a portion of an executive’s overall compensation tied to his or her day-to-day value to the Company. When reviewing an executive’s value to the Company, we review factors such as industry experience, the number of years with the Company, significance of job function, ability to analyze and make decisions on significant business and financial objectives, and the ability to work as an important member of senior management and serve as a leader for other employees.

Under current market conditions, we are not seeking to attract executives at operational levels. However, the current market conditions make it particularly important that we retain the senior executive officers who are responsible for directing our responses to the depressed housing markets.

     Process for Determining Compensation

     Authority and Role of Compensation Committee

Our Compensation Committee evaluates and approves the compensation for our Chief Executive Officer and our most senior executive officers, among others, including all the named executive officers. Its determinations regarding the compensation of our Chief Executive Officer are made on the basis of the factors it believes to be applicable (discussed below). Its determinations regarding the compensation of our other corporate level executive officers take into account recommendations by our Chief Executive Officer and any other factors the Compensation Committee believes to be applicable.

The Compensation Committee also administers our equity programs, including awards under the Company’s 2007 Equity Incentive Plan.

     Role of Chief Executive Officer

Our Chief Executive Officer reviews the performance of our executive officers, other than himself, and makes compensation recommendations to the Compensation Committee regarding these executive officers.

     Compensation Consultants

The Compensation Committee has the authority to engage compensation consultants. In fiscal 2007, we engaged Hewitt Associates, a firm of compensation consultants, on the Compensation Committee’s behalf to provide an analysis of our bonus and long-term incentive programs, our compensation strategy, market comparisons, director compensation trends and potential compensation plan designs and modifications.

In addition, in 2007, we engaged Watson Wyatt & Company, a firm of compensation consultants, to provide management and the human resources department with advice and information regarding bonus plans, market comparisons for various employees and potential employee retention programs.

We did not engage any compensation consultants to make broad recommendations during 2008. However, in July 2008, the Chairperson of the Compensation Committee discussed with Hewitt Associates which, during fiscal 2007, had prepared an analysis of our compensation programs, the option grants that were proposed by our management and had been told that Hewitt Associates agreed with the timing and size of the proposed grants.

     Review of Compensation

We review the compensation of our executive officers on a regular basis. The Compensation Committee Chairperson and other members of the Compensation Committee also have discussions with management during the year and occasionally request that management prepare or obtain market summaries and survey data regarding executive compensation matters for the Committee’s review.

When reviewing and determining the total mix of compensation allocated between short and long-term awards and cash and equity awards to executive officers, we make individual determinations based upon our compensation objectives of competitive base salaries, performance based cash incentives and substantial equity compensation to align interests of senior executives with those of stockholders, rather than relying on a set formula or percentage allocation. Accordingly, when we make a compensation award with regard to a particular executive officer, we exercise judgment in determining the mix of compensation we believe to be in line with our compensation objectives for that executive.

     Compliance with Internal Revenue Code Section 162(m)

When reviewing and setting compensation awards for our executives, one of the things we consider is the potential effect of Section 162(m) of the Internal Revenue Code on the tax deductibility of their compensation. Section 162(m) generally does not allow a tax deduction to a publicly-held company for compensation over $1 million paid for any fiscal year to any of the executive officers required to be named in the company’s annual proxy statement. However, Section 162(m) exempts qualified performance-based compensation if certain requirements are met. We generally structure awards to our executive officers in ways that are intended to qualify for the performance-based compensation exemption under Section 162(m). However, we exercise judgment and may award compensation that does not qualify for tax deductibility under Section 162(m) in order to meet corporate objectives or to adapt to changing circumstances.

     Use of Compensation Survey Data

We utilize compensation data of our peer group of publicly-traded homebuilding companies to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are reasonable in comparison to the compensation paid by our peer group and the value of particular executives to the Company. The peer group compensation data is generally compiled from publicly available information. The companies we view as being in our peer group are the following publicly-traded homebuilding companies: Beazer Homes USA, Inc.; Centex Corporation; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc.

     Components of Compensation

     Base Salary

Base salaries paid to our executive officers serve to provide a fixed or base level of compensation to them. When reviewing and setting an executive’s base salary, we consider these factors:

•	level of experience and responsibility;

•	ability to contribute to meeting annual operating objectives;

•	level of pay required to retain the executive’s services in light of market conditions;

•	average base salary of comparable executives in our peer group; and

•	recommendations of our Chief Executive Officer, other than for himself.

Due to unfavorable economic conditions with regard to homebuilding, in 2006, we implemented a salary freeze for management, which we continued through fiscal 2008. Accordingly, the base salary of the named executive officers has remained the same for the last three years. The base salary of our Chief Executive Officer has remained unchanged since 2003.

Generally, our executives have been awarded base salaries at different levels primarily based on their tenure with us and their level of responsibility. When setting base salaries, we do not use a percentage or ratio that the base salary should be in relation to total compensation, but we believe that incentive compensation should continue to be a significant portion of total compensation.

     Bonuses under the Company’s 2007 Incentive Compensation Plan

No bonuses were awarded to our Chief Executive Officer or any other of our executive officers with regard to 2008. This was a departure from prior years, in recognition of the fact that we had suffered operating losses during the year.

In prior years, we had awarded bonuses in accordance with formulas that took account of factors that our management and, with regard to our senior executive officers, the Compensation Committee had deemed relevant to measure the performance of particular associates. In 2007, we adopted the Company’s 2007 Incentive Compensation Plan, which formalized the process for awarding bonuses based upon the extent to which particular associates achieved goals established for them before or shortly after the beginning of a fiscal year. The 2007 Incentive Compensation Plan does not contain specific formulae for determining the incentive compensation to be awarded to particular associates. However, the maximum bonus that may be awarded to any person under the 2007 Incentive Compensation Plan for any fiscal year is the greater of (i) $1.5 million or (ii) 1.5% of our consolidated pre-tax income in that fiscal year. We believe the maximum percentage set in the Company’s 2007 Incentive Compensation Plan to be within the ranges established by others in our peer group.

The formulae we applied with regard to fiscal 2007 (but not to fiscal 2008) for our named executive officers and other senior executive officers were as follows:

     Chief Executive Officer, Chief Operating Officer and Executive Vice President

The bonuses for our Chief Executive Officer, Chief Operating Officer and Executive Vice President were based on percentages of our pre-tax earnings. Percentages for 2007 depended on our return on capital and diluted earnings per share. In addition, in order for the three executives to reach the maximum percentage of pre-tax earnings, we had to achieve a specified customer satisfaction rating. The percentages and applicable hurdles for each of those three executive officers were:

Performance Levels/Target Bonus Opportunity
Performance Criteria	Threshold	Target Award
Lennar Corporation Return on Capital — As calculated by the Company	Less than 5%	CEO – 0.50% COO & EVP – 0.20%

	5% to 5.99%	CEO – 0.60% COO & EVP – 0.25%

	6% to 7.99%	CEO – 0.65% COO & EVP – 0.30%

	8% to 11.99%	CEO – 0.75% COO & EVP – 0.35%

	12% or Greater and Diluted EPS of $3.70 or Greater	CEO – 0.95% COO & EVP – 0.45%

	15% or Greater and Diluted EPS of $3.70 or Greater	CEO –1.00% COO & EVP – 0.50%

Customer Excellence — As rated by J.D. Power and Associates, Company-Wide	Less than 7.25 7.25 to 7.99 8.0 or greater	15% Reduction Prorata Reduction No Reduction

The emphasis on return on capital was designed to be consistent with our “balance sheet first” philosophy and was deemed to be an appropriate measure of our performance in conjunction with our operating plan and in comparison to the performance of our peers based on what we believe to be the most important contributor to long-term stockholder value. We believed it was important to include earnings per share because that metric directly aligns the interests of our senior management and our stockholders. We included customer excellence rating to stress the importance of maintaining the high quality of the homes we build.

We used percentage of pre-tax earnings as a component of the bonus calculation for these three executive officers because they are responsible for developing and implementing our corporate strategies, and therefore we believed it was appropriate to reward them based on the success or lack of success of those strategies.

     Chief Financial Officer and Treasurer/Controller

Our five highest paid executive officers during fiscal 2008 included, in addition to our Chief Executive Officer, our Chief Operating Officer and our Executive Vice President, our Chief Financial Officer and our Treasurer, who was our Controller until February 21, 2008 and was our Treasurer (but not our Controller) for the remainder of the fiscal year.

The bonuses for our Chief Financial Officer and our Treasurer/Controller under the formula applied in 2007 were based on percentages of their salaries. The Chief Financial Officer’s target bonus opportunity (i.e., the bonus he would receive if he achieved 100% of his targets) was 250% of his salary and the Treasurer/Controller’s target bonus opportunity was 150% of her salary.

The performance criteria and the percentages of the target award that were applied with regard to these two executive officers were:

		Performance Levels/
	Maximum	Target Bonus Opportunity
	Percent of
Performance Criteria	Target Award	Threshold	% of Target
Lennar Corporation Return on Capital — As calculated by the Company	15%	Less than 5% 5% to 8.99% 9% or Greater	0% Prorata 15%

Lennar Corporation Diluted Earnings Per Share — As calculated by the Company	15%	Less than $2.00 $2.00 to $3.68 $3.69 or Greater	0% Prorata 15%

Individual Performance — Based on annual Performance Appraisal review; determined in the Fall by current supervisor	40%	Below 3.0 3.0 3.5 4.0 or Greater	0% 15% 25% 40%

Corporate Governance, Company Policy and Procedure Adherence, and Internal Audit Evaluation — As determined by the Corporate Governance Committee	20%	Fair Good Very Good Excellent	0% 10% 15% 20%

Customer Excellence — As rated by J.D. Power and Associates, Company-wide	10%	Less than 7.0 7.0 to 7.99 8.0 or Greater	0% Prorata 10%

SUB-TOTAL	100%

UPSIDE POTENTIAL:
1. Associate’s Annual Performance Appraisal Rating — 4.5 or Greater		+10%

2. Lennar Corporation Diluted Earnings Per Share — $3.70 or Greater		+10%

TOTAL	120%

As was the case with the other three named executive officers, the emphasis on return on capital was designed to be consistent with our “balance sheet first” philosophy and was deemed to be a good measure of our performance in comparison to our peers. In addition, we believed it was important to emphasize earnings per share because it is directly aligned with the interests of our stockholders and customer satisfaction because even with regard to these two executive officers, who were not directly involved in our homebuilding or financial services activities, we felt it was important to stress the importance of maintaining the high quality of the homes we build. Since these two executive officers managed our financial reporting process, we felt it was important that a portion of their compensation be based on their adherence to our internal corporate governance policies, which include our internal controls over financial reporting and disclosure controls and procedures. With respect to individual performance criteria, the Chief Financial Officer’s individual performance review was conducted by the Chief Executive Officer and the Treasurer/Controller’s individual performance review was conducted by the Chief Financial Officer and approved by the Chief Executive Officer.

The maximum target bonuses for these two executive officers were calculated as percentages of their salaries in order to provide some measure of predictability of bonus amounts from year to year.

For fiscal 2008, our return on capital and earnings per share were negative, and the Compensation Committee decided not to award bonuses to either our Chief Financial Officer or to our Treasurer/ Controller, regardless of the performance scores they achieved.

     Stock Option Grants under the Company’s 2007 Equity Incentive Plan

Stock option grants are typically made to key employees during the first quarter of a fiscal year after we have had a chance to evaluate our performance for the prior fiscal year. In addition to these annual grants, we sometimes grant options to new associates upon hire or to current associates upon promotion. Each stock option has an exercise price equal to the closing price of our stock on the date of grant, is subject to vesting over a four-year period and expires on the fifth anniversary of the grant date. We believe that stock options provide an important incentive for our employees to maximize stockholder value, because the stock options only have value if our stock price increases after the date of grant. During our 2008 fiscal year, we did not make normal annual option awards. However, in July 2008, the Compensation Committee of our Board made option grants to key associates, which are discussed below.

In determining the number of shares subject to an option grant, we make a subjective evaluation of:

•	our overall performance as a company;

•	an analysis of compensation paid to senior executive officers in our peer group;

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with us;

•	the level of experience and responsibility of the executive officer; and

•	the number of stock options previously granted to the executive officer compared with those previously granted to other executive officers and employees.

In July 2008, our Chief Executive Officer recommended to the Compensation Committee that we award stock options to key associates. He said that he believed these associates could find alternative opportunities for employment and that many of them were key to helping us survive and emerge from the housing downturn. He said that, in addition to having a retention effect, option grants would reflect our recognition of the effort the key associates had been expending. The Committee also determined that the grant of options would more closely align the interests of the recipients with the long-term interests of the Company and its stockholders in a successful recovery from the current market downturn. The Compensation Committee was told that applying the Black-Scholes option valuation formula, the options would be valued at approximately $3 per option share and, based upon vesting of 25% each year, the total charge to our earnings with regard to the key employees other than the Chief Operating Officer, the Executive Vice President, the Chief Financial Officer and one other senior executive (whose options were considered separately) the charge against our earnings for the recommended options would be slightly less than $2 million per year.

The Compensation Committee approved the grants recommended by management, and also approved grants of options relating to 500,000 shares of Class A common stock each to our Chief Operating Officer, our Executive Vice President and one other of our senior executive officers and options relating to 250,000 shares of Class A common stock to our Chief Financial Officer. No options were awarded to our Chief Executive Officer.

The determinations as to the number of options to be awarded to senior executive officers were not made on the basis of formulae, but rather were based on a general evaluation of the contributions they had made to us. However, in July 2008, the Chairperson of the Compensation Committee discussed with Hewitt Associates, a firm of compensation consultants which, during fiscal 2007, had prepared an analysis of our compensation programs, the option grants that were proposed by our management and was told that Hewitt Associates agreed with the timing and size of the proposed grants.

     Restricted Stock Grants under the Company’s 2007 Equity Incentive Plan

We sometimes award restricted stock to select members of senior management. Restricted stock awards are typically made in the first quarter of a fiscal year in conjunction with the determination of bonuses.

We believe that restricted stock closely aligns the long-term interests of recipients with those of our stockholders generally. Each of the named executive officers other than our Chief Executive Officer and our Chief Financial Officer was granted restricted stock during fiscal 2008. Restricted stock grant amounts and other material terms are approved by the Compensation Committee after receiving recommendations from our Chief Executive Officer and other members of our senior management. Restricted stock grants made to the Chief Executive Officer are determined by the Compensation Committee and typically have been for twice the amount awarded to the Chief Operating Officer. Restricted stock grants made in fiscal 2008 vest in installments over a four-year period, with 25% vesting on each of the first four anniversaries of the date of grant. Factors considered in determining restricted stock grants include:

•	contributions the executive officer made and is anticipated to make to our success;

•	the executive officer’s tenure with us;

•	the level of experience and responsibility of the executive officer;

•	the level of stock ownership of the executive officer; and

•	market compensation for similarly-situated executives in our peer group.

Our Chief Executive Officer and other members of our senior management develop grant recommendations by evaluating the factors above to set a total compensation target for each named executive officer and then design new grants to accomplish those targets, taking into account cash compensation and any stock option grants.

Early in fiscal 2008, the Compensation Committee (or a subcommittee consisting entirely of directors who are independent for purposes of Section 162(m) of the Internal Revenue Code and Section 16 of the Securities Exchange Act) made restricted stock grants to a number of our key associates, including grants of 100,000 shares each to our Chief Operating Officer and our Executive Vice President and 50,000 shares to our then Controller (now Treasurer). No awards were made to our Chief Executive Officer or our Chief Financial Officer. Most of those awards were subject to performance requirements, often related to divisional or regional profitability. The awards to our Chief Operating Officer and to our Executive Vice President were subject to a reduction of selling, general and administrative expenses in fiscal 2008 of at least $300 million and a debt to total capital ratio, net of cash, at the end of fiscal 2008 of 40% or less (excluding debt incurred in connection with acquisitions in excess of $400 million and reductions in equity resulting from charges for asset impairments or other valuation adjustments). In July 2008, in accordance with a proposal made by our management to the Compensation Committee, in view of the difficult economic conditions during 2008, all financial performance criteria related to 2008 restricted stock vesting were waived, except with regard to our Chief Operating Officer and our Executive Vice President (whose goals were achieved).

     Allocation between Restricted Stock and Stock Options

In determining how to allocate equity based compensation between stock options and restricted stock, we consider the following factors:

•	the financial statement expense of issuing restricted stock versus that of issuing stock options;

•	the tax deductibility of restricted stock grants;

•	the objective achieved by issuing restricted stock versus that of issuing stock options; and

•	the value to the senior executive of receiving restricted stock versus stock options.

We believe that restricted stock provides a strong retention incentive in an uncertain market, because it has value even during periods of declining stock prices. Also, because the value of restricted stock reflects the full value of the shares while the value of stock options reflects only the potential for an increase in the price of our shares, restricted stock awards require fewer shares to provide a specified amount of compensation. Amounts realizable from prior grants are generally not taken into account in determining new grants.

We do not have any stock ownership guidelines for executive officers or other employees. However, we do have a policy that prohibits all associates from trading in puts, calls or similar options on our stock and from engaging in short sales of our stock.

     Other Compensation and Benefits

The named executive officers receive vacation, medical, 401(k) and other benefits that are generally available to all of the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis. Based on its reviews and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Steven L. Gerard, Chairperson;
Irving Bolotin;
Sherrill W. Hudson;
R. Kirk Landon

Summary Compensation Table

The following table sets forth compensation information for our last two fiscal years with regard to (i) our principal executive officer, (ii) our principal financial officer and (iii) our other three most highly compensated executive officers during fiscal 2008, to whom we refer collectively as the “named executive officers.”

						Non-Equity	Nonqualified
					Option	Incentive Plan	Deferred	All Other
			Stock		Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary($)	Awards($)(2)		($)(2)	($)	Earnings($)	($)(5)	Total($)

Stuart A. Miller,(1)	2008	1,000,000	1,583,000	(1)	1,783,302 (1)	—	—	58,294	4,424,596
President and Chief Executive Officer	2007	1,000,000	1,583,000	(1)	3,130,386 (1)	—	—	130,397	5,843,783	(3)
Jonathan M. Jaffe,	2008	800,000	1,968,417		1,032,378	—	—	122,045	3,922,840
Vice President and Chief Operating Officer	2007	800,000	1,583,000	(3)	1,367,589	—	—	72,528	3,823,117	(3)
Richard Beckwitt,	2008	700,000	1,867,667		383,334	—	—	112,592	3,063,593
Executive Vice President	2007	700,000	1,482,250	(3)	212,375	1,000,000	—	72,652	3,467,277	(3)
Bruce E. Gross,	2008	650,000	2,193,675		520,055	—	—	82,790	3,446,520
Vice President and Chief Financial Officer	2007	650,000	1,882,706		782,477	—	—	64,250	3,379,433
Diane J. Bessette,	2008	350,000	1,130,696		274,422	—	—	71,190	1,826,308
Vice President and Treasurer(4)	2007	350,000	783,053		469,487	150,000	—	39,050	1,791,590

(1)	Stuart A. Miller did not receive any stock or option awards during 2008 and did not receive any option awards during 2007. A restricted stock award was made to Mr. Miller in 2007; however, the stock award was forfeited because certain financial performance goals were not met by the Company. The compensation expense shown relates to awards made to Mr. Miller in 2006 and years prior to 2006 when the Company’s stock price was significantly higher and represents the amount recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”), excluding the estimate for forfeitures. At November 30, 2008, all of Mr. Miller’s option awards included above were out-of-the money (i.e., the option awards had exercise prices greater than the Company’s stock price).

(2)	For fiscal 2008, these columns include both compensation expense from awards granted in 2008, if any, and compensation expense from awards granted in prior years. For fiscal 2007, these columns include both compensation expense from awards granted in 2007, if any, and compensation expense from awards granted in years prior to 2007. At November 30, 2008, all option awards included above were out-of-the-money. The compensation expense represents the amount recognized for financial statement reporting purposes in accordance with SFAS 123R, excluding the estimate for forfeitures. The grant date fair values of the option awards were determined using a Black-Scholes option-pricing model. Further information regarding the assumptions used in the calculation of the grant date fair values of stock and option awards can be found in Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended November 30, 2008.

(3)	These amounts exclude restricted stock awards that were granted in 2007, but were forfeited as a result of the Company’s failure to achieve certain financial performance goals.

(4)	Prior to February 21, 2008, Ms. Bessette was a Vice President and Controller.

(5)	All other compensation consists of dividends on restricted stock awards that were not factored in calculating the grant date fair value of the awards, car allowances provided or car lease payments made by us on behalf of certain executives, matching payments by us under the 401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

			Car			Long-Term
			Allowance/Lease	401(k)	Term Life	Disability	Total All Other
	Year	Dividends($)	Payments($)	Match($)	Insurance($)	Insurance($)	Compensation($)

Stuart A. Miller	2008	25,200	25,304	6,900	440	450	58,294
	2007	96,000	26,547	6,750	600	500	130,397
Jonathan M. Jaffe	2008	97,700	16,555	6,900	440	450	122,045
	2007	48,000	16,678	6,750	600	500	72,528
Richard Beckwitt	2008	88,000	16,802	6,900	440	450	112,592
	2007	48,000	16,802	6,750	600	500	72,652
Bruce E. Gross	2008	66,600	8,400	6,900	440	450	82,790
	2007	48,000	8,400	6,750	600	500	64,250
Diane J. Bessette	2008	56,200	7,200	6,900	440	450	71,190
	2007	24,000	7,200	6,750	600	500	39,050

Grants of Plan-Based Awards

The following table sets forth information about the plan-based awards that were granted to our named executive officers during fiscal 2008:

					Estimated Future
					Payouts Under	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Equity Incentive	Base Price of	Value of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Plan Awards	Option	Option Awards
Name	Date	Threshold($)	Target($)	Maximum($)	Target(#)(4)	Awards($)(5)	($)(6)

Stuart A. Miller(2)	—	—	—	—	—	—	—
Jonathan M. Jaffe	1/28/08	—	—	—	100,000 (3)	—	1,850,000
	7/23/08	—	—	—	500,000	13.54	1,920,000
Richard Beckwitt	1/28/08	—	—	—	100,000 (3)	—	1,850,000
	7/23/08	—	—	—	500,000	13.54	1,920,000
Bruce E. Gross	7/23/08	—	—	—	250,000	13.54	960,000
Diane J. Bessette	1/28/08	—	—	—	50,000	—	925,000
	7/23/08	—	—	—	40,000	13.54	153,600

(1)	No threshold, target or maximum bonus amounts were established for any of the named executed officers with regard to fiscal 2008.

(2)	Mr. Miller did not receive any equity awards in fiscal 2008.

(3)	These restricted stock awards were subject to the Company achieving two performance based conditions: (1) having a year-end total debt-to-capital ratio, net of cash, of not more than 40% and (2) reducing selling, general and administrative operating costs by $300 million in fiscal 2008 when compared to fiscal 2007. Both performance based conditions were met.

(4)	The restricted stock awards granted January 28, 2008 and option awards granted July 23, 2008 vest 25% each of the first four anniversaries of the grant date. Holders of restricted stock awards are entitled to the dividends on the shares and can vote the shares.

(5)	The exercise price of the option awards granted on July 23, 2008 was determined based on the closing price of our Class A common stock on the grant date, which was $13.54.

(6)	The fair value of the restricted stock awards granted on January 28, 2008 was calculated based on the closing price of our Class A common stock on the grant date, which was $18.50 per share. The fair value of the option awards granted on July 23, 2008 was determined using a Black-Scholes option-pricing model, which was $3.84 per option award.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at November 30, 2008:

	Option Awards					Stock Awards
											Equity Incentive
								Market	Equity Incentive		Plan Awards:
	Number of	Number of				Number of		Value of	Plan Awards:		Market or Payout
	Securities	Securities				Shares or		Shares or	Number of		Value of Unearned
	Underlying	Underlying				Units of		Units of	Unearned Shares,		Shares, Units or
	Unexercised	Unexercised	Option			Stock That		Stock That	Units or Other		Other Rights That
	Options	Options	Exercise	Option		Have Not		Have Not	Rights That Have		Have Not
Name	Exercisable	Unexercisable	Price	Expiration Date		Vested		Vested(23)	Not Vested		Vested(23)

Stuart A. Miller	8,000	—	$8.25	2/7/2010	(1)
	12,000	—	$9.075	2/7/2010	(1)
	9,030	—	$18.32	3/6/2011	(1)
	16,202	—	$26.32	1/25/2012	(1)
	400,000	—	$46.42	12/17/2008	(1)
	—	1,818	$60.50	12/16/2009	(2)
	140,000	58,182	$55.00	12/16/2009	(3)
	—	3,190	$68.9425	1/5/2011	(4)
	80,000	116,810	$62.675	1/5/2011	(5)
	2,000	—	$0.00	2/7/2010	(6)
	903	—	$0.00	3/6/2011	(6)
	1,620	—	$0.00	1/25/2012	(6)	30,000	(7)	$213,300
Jonathan M. Jaffe	5,998	—	$8.25	2/7/2010	(1)
	20,000	—	$18.32	3/6/2011	(1)
	4,000	—	$26.32	1/25/2012	(1)
	150,000	—	$46.42	12/17/2008	(1)
	70,000	30,000	$55.00	12/16/2009	(8)
	40,000	60,000	$62.675	1/5/2011	(9)
	—	500,000	$13.54	7/23/2013	(10)
	599	—	$0.00	2/7/2010	(6)
	2,000	—	$0.00	3/6/2011	(6)
	400	—	$0.00	1/25/2012	(6)	60,209	(11)	$428,086	100,000	(12)	$711,000
Richard Beckwitt	20,000	30,000	$59.29	3/1/2011	(13)
	—	500,000	$13.54	7/23/2013	(10)	60,000	(18)	$426,600	100,000	(12)	$711,000
Bruce E. Gross	11,498	—	$18.32	3/6/2011	(1)
	18,000	—	$26.32	1/25/2012	(1)
	100,000	—	$46.42	12/17/2008	(1)
	35,000	15,000	$55.00	12/16/2009	(14)
	20,000	30,000	$62.675	1/5/2011	(15)
	—	250,000	$13.54	7/23/2013	(16)
	1,149	—	$0.00	3/6/2011	(6)
	1,800	—	$0.00	1/25/2012	(6)	112,523	(17)	$800,039
Diane J. Bessette	7,602	—	$8.25	2/7/2010	(1)
	14,000	—	$18.32	3/6/2011	(1)
	14,000	—	$26.32	1/25/2012	(1)
	60,000	—	$46.42	12/17/2008	(1)
	21,000	9,000	$55.00	12/16/2009	(19)
	12,000	18,000	$62.675	1/5/2011	(20)
	—	40,000	$13.54	7/23/2013	(21)
	760	—	$0.00	2/7/2010	(6)
	1,400	—	$0.00	3/6/2011	(6)
	1,400	—	$0.00	1/25/2012	(6)	102,348	(22)	$727,694

(1)	Stock option awards for shares of Class A common stock.

(2)	Stock option awards relating to 1,818 shares of Class A common stock, the unvested portion of which vested as to 1,818 shares on December 16, 2008.

(3)	Stock option awards relating to 198,182 shares of Class A common stock, the unvested portion of which vested as to 58,182 shares on December 16, 2008.

(4)	Stock option awards relating to 3,190 shares of Class A common stock, the unvested portion of which vested as to 1,595 shares on January 5, 2009 and vests as to 1,595 shares on January 5, 2010, assuming continued employment.

(5)	Stock option awards relating to 196,810 shares of Class A common stock, the unvested portion of which vested as to 58,405 shares on January 5, 2009 and vests as to 58,405 shares on January 5, 2010, assuming continued employment.

(6)	Represents shares of Class B common stock to be issued upon the exercise of certain options to purchase Class A common stock.

(7)	Reflects a restricted stock award on June 22, 2005 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on June 22, 2009, assuming continued employment.

(8)	Stock option awards relating to 100,000 shares of Class A common stock, the unvested portion of which vested as to 30,000 shares on December 16, 2008.

(9)	Stock option awards relating to 100,000 shares of Class A common stock, the unvested portion of which vested as to 30,000 shares on January 5, 2009 and vests as to 30,000 shares on January 5, 2010, assuming continued employment.

(10)	Stock option awards relating to 500,000 shares of Class A common stock, the unvested portion of which vests as to 125,000 shares on each of July 23, 2009, July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.

(11)	Reflects a restricted stock award on June 22, 2005 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on June 22, 2009, and a restricted stock award on April 14, 2006 of shares of Class A common stock, the unvested portion of which vests as to 30,209 shares on April 14, 2009, assuming continued employment.

(12)	Reflects a performance based restricted stock award on January 28, 2008 of 100,000 shares of Class A common stock, the unvested portion of which vested as to 25,000 shares on January 28, 2009 and vests as to 25,000 shares on each of January 28, 2010, January 28, 2011, and January 28, 2012, assuming continued employment.

(13)	Stock option awards relating to 50,000 shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on each of March 1, 2009 and March 1, 2010, assuming continued employment.

(14)	Stock option awards relating to 50,000 shares of Class A common stock, the unvested portion of which vested as to 15,000 shares on December 16, 2008.

(15)	Stock option awards for 50,000 shares of Class A common stock, the unvested portion of which vested as to 15,000 shares on January 5, 2009 and vests as to 15,000 shares on January 5, 2010, assuming continued employment.

(16)	Stock option awards relating to 250,000 shares of Class A common stock, the unvested portion of which vests as to 62,500 shares on each of July 23, 2009, July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.

(17)	Reflects a restricted stock award on June 22, 2005 of shares of Class A common stock, the unvested portion of which vests as to 18,000 shares on June 22, 2009, a restricted stock award on April 14, 2006 of shares of Class A common stock, the unvested portion of which vests as to 4,523 shares on April 14, 2009, and a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on each of February 27, 2009, February 27, 2010 and February 27, 2011, assuming continued employment.

(18)	Reflects a restricted stock award on September 1, 2006 of shares of Class A common stock, the unvested portion of which vests as to 30,000 shares on each of March 1, 2009 and March 1, 2010, assuming continued employment.

(19)	Stock option awards relating to 30,000 shares of Class A common stock, the unvested portion of which vested as to 9,000 shares on December 16, 2008.

(20)	Stock option awards relating to 30,000 shares of Class A common stock, the unvested portion of which vested as to 9,000 shares on January 5, 2009 and vests as to 9,000 shares on January 5, 2010, assuming continued employment.

(21)	Stock option awards relating to 40,000 shares of Class A common stock, the unvested portion of which vests as to 10,000 shares on each of July 23, 2009, July 23, 2010, July 23, 2011, and July 23, 2012, assuming continued employment.

(22)	Reflects a restricted stock award on June 22, 2005 of shares of Class A common stock, the unvested portion of which vests as to 6,000 shares on June 22, 2009, a restricted stock award on April 14, 2006 of shares of Class A common stock, the unvested portion of which vests as to 1,348 shares on April 14, 2009, a restricted stock award on February 27, 2007 of shares of Class A common stock, the unvested portion of which vests as to 15,000 shares on each of February 27, 2009, February 27, 2010 and February 27, 2011, and a restricted stock award on January 28, 2008 of 50,000 shares of Class A common stock, the unvested portion of which vested as to 12,500 shares on January 28, 2009 and vests as to 12,500 shares on each of January 28, 2010, January 28, 2011 and January 28, 2012, assuming continued employment.

(23)	Market value of shares or units of stock that have not vested and unearned shares, units or other rights that have not vested is calculated using the closing sales price of the Class A common stock on November 28, 2008, which was the last trading day of the fiscal year. At November 28, 2008, the closing sales price was $7.11 per share.

Option Exercises and Stock Vested

The following table sets forth information about option exercises and stock vested during fiscal 2008:

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting (#)	Vesting ($)

Stuart A. Miller
Class A Common Stock	—	—	30,000	441,600
Class B Common Stock	—	—	—	—
Jonathan M. Jaffe
Class A Common Stock	—	—	60,209	974,789
Class B Common Stock	—	—	—	—
Richard Beckwitt
Class A Common Stock	—	—	30,000	525,450
Class B Common Stock	—	—	—	—
Bruce E. Gross
Class A Common Stock	—	—	32,523	552,291
Class B Common Stock	—	—	—	—
Diane J. Bessette
Class A Common Stock	—	—	12,348	215,862
Class B Common Stock	—	—	—	—

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information about our nonqualified deferred compensation plan during fiscal 2008:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution in	Contribution in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year($)	Last Fiscal Year($)	Last Fiscal Year($)	Distribution($)	Fiscal Year End($)

Stuart A. Miller	—	—	—	—	—
Jonathan M. Jaffe	—	—	—	—	—
Richard Beckwitt	—	—	—	—	—
Bruce E. Gross	—	—	—	635,471	—
Diane J. Bessette	—	—	—	—	—

Mr. Gross is the only named executive officer who was participating in our nonqualified deferred compensation plan during fiscal 2008. Our nonqualified deferred compensation plan was terminated in January 2008.

Compensatory Plans and Arrangements

     Equity Plans

We have a 2007 Equity Incentive Plan that provides for the granting of up to 10,000,000 shares of Class A or Class B common stock that may be issuable upon the exercise of stock options or stock appreciation rights, or that may be awarded as shares of restricted common stock or other forms of share based awards, to key officers, employees and Directors. Proposal 3, described below, would increase this to up to 15,000,000 shares of Class A or Class B common stock. The exercise prices of stock options and stock appreciation rights may not be less than the fair market value of the common stock on the date of the grant. Options granted under the 2007 Plan become exercisable at the time or times determined when the options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

Since we adopted the 2007 Equity Incentive Plan, it has been the only plan under which we have made equity-based awards to key officers, employees and Directors. The prior plan (the Lennar Corporation 2003 Stock Option and Restricted Stock Plan) terminated when the 2007 Equity Plan was adopted. However, some awards made under prior plans are still outstanding.

The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provided for the granting of Class A or Class B stock options and stock appreciation rights and awards of restricted stock to key officers, employees and Directors. No options granted under the 2003 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants could not vest earlier than six months after the date of issuance.

The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of stock options and stock appreciation rights relating to Class A common stock and awards of restricted Class A common stock to key officers, employees and Directors. No options granted under the 2000 Plan could be exercised until at least six months after the date of the grant. Thereafter, options became exercisable in installments determined when options were granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vested over a vesting periods determined at the time of the grants.

The Lennar Corporation 1997 Stock Option Plan provided for the granting of stock options and stock appreciation rights to key employees to purchase shares of Class A common stock at prices not less than the market value of the stock on the date of grant. No options granted under the 1997 Plan could be exercised until at least six months after the date of grant. Thereafter, exercises were permitted in installments determined when options were granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.

     Incentive Compensation Plan

We have a 2007 Incentive Compensation Plan under which the Compensation Committee of our Board of Directors, or a subcommittee of the Compensation Committee, can establish (or delegate to members of our management, the authority to establish) performance goals for our and our subsidiaries’ officers and key employees and determine formulae on the basis of which bonuses will be awarded to those officers and key employees based upon the extent to which they achieve those performance goals. The formula for a person may relate to how we or a subsidiary, division or other operating unit performs, or how it performs compared with other companies or indexes. Possible performance criteria include, among other things, pre-tax income, after-tax income, per share net income, operating income, return on equity, return on invested capital, stock appreciation, reductions in operating costs, customer satisfaction ratings, number of homes sold or number of mortgages originated.

     Deferred Compensation Plan

Until 2008, we had a Deferred Compensation Plan, under which a member of our senior management could elect to defer cash compensation or return to us restricted shares before they vest and receive in exchange our agreement to (1) pay at a later date the amount of cash compensation deferred, plus a return on the cash compensation based on hypothetical investments selected by the person or (2) issue shares of Class A or Class B common stock equal to the number of shares of restricted stock that are returned. The Deferred Compensation Plan was terminated in January 2008.

Compensation Committee Interlocks And Insider Participation

During fiscal 2008, Messrs. Bolotin, Gerard, Landon and Hudson served on our Compensation Committee. Mr. Bolotin, who was elected to the Compensation Committee in January 2002, was our Senior Vice President until his retirement in December 1998. During fiscal 2008, none of our executive officers served on the compensation committee or the board of any other entity of which a member of our Compensation Committee was an executive officer or on the compensation committee of any entity of which any of our directors was an executive officer.

Certain Relationships and Related Transactions

     Related Party Transactions Policies and Procedures

Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers and employees must avoid any activity that does or appears to conflict with the interests of the Company. Our directors, officers and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we seek to become aware of related party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Questionnaire for Directors and Executive Officers. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and approved, if applicable, by our Conflicts Committee if the person involved is someone other than a director or our chief executive officer or, if the person involved is a director or our chief executive officer, by the Audit Committee of the Board of Directors. Our Conflicts Committee consists of our Chief Financial Officer, our Principal Accounting Officer and our General Counsel. During fiscal 2008, there were no transactions with related persons regarding which our policies and procedures did not require review, approval or ratification or regarding which our policies and procedures were not followed.

     Relationship with LNR Property Corporation

In 1997, we transferred our commercial real estate investment and management business to LNR Property Corporation, and spun-off LNR to our stockholders. As a result, LNR became a publicly-traded company, and the family of Stuart A. Miller, our President, Chief Executive Officer and a Director, which had voting control of us, became the controlling shareholder of LNR.

Since the spin-off, we have entered into a number of joint ventures and other transactions with LNR. Many of the joint ventures were formed to acquire and develop land, part of which was subsequently sold to us or other homebuilders for residential building and part of which was subsequently sold to LNR for commercial development. In February 2005, LNR was acquired by a company formed by a private equity investment group. Although Mr. Miller’s family was required to purchase a 20.4% minority interest in the acquiring company, that interest is non-voting and neither Mr. Miller nor anyone else in his family is an officer or director, or otherwise is involved in the management, of LNR or its parent. Nonetheless, because the Miller family has a significant minority interest in LNR’s parent, significant transactions with LNR, or entities in which it has an interest, have historically been and continued to be reviewed and subject to approval by the Independent Directors Committee of our Board of Directors.

In January 2004, a company of which we and LNR each owned 50% acquired The Newhall Land and Farming Company (“Newhall”) for approximately $1 billion, including $200 million we contributed and $200 million that LNR contributed (the remainder came from borrowings and proceeds of sales of properties to LNR). Subsequently, we and LNR each transferred our interests in most of our joint ventures to the jointly-owned company that had acquired Newhall, and that company was renamed LandSource Communities Development LLC (“LandSource”). At that time, Newhall owned approximately 35,000 acres in California, much of which was in Los Angeles county.

In February 2007, LandSource admitted MW Housing Partners as a new strategic partner. As part of the transaction, each of Lennar and LNR received a cash distribution of $707.6 million and each of their ownership interests in LandSource was reduced to 16%. As a result of their 20.4% interest in LNR’s parent, the Miller family had an indirect interest in the sum paid to LNR in the LandSource transaction of approximately $144.4 million. In June 2008, LandSource and a number of its subsidiaries commenced proceedings under Chapter 11 of the Bankruptcy Code.

     Aircraft Time-Sharing Agreement

In August 2005, Stuart Miller, our president and chief executive officer, entered into a Time-Sharing Agreement with one of our subsidiaries which provides that Mr. Miller can sub-lease an aircraft owned by that subsidiary for non-business purposes. Under that Agreement, Mr. Miller pays the subsidiary, out of a $100,000 prepayment fund established in connection with the agreement, the aggregate incremental cost of each flight based on a list of expenses authorized by federal regulations. The subsidiary retains sole discretion to determine what flights may be scheduled by Mr. Miller, and the Company’s prior planned use of the aircraft takes precedence over Mr. Miller’s non-business use. Mr. Miller paid our subsidiary $183,113 under the agreement for his use of the aircraft during fiscal 2008 (the cost reimbursed by Mr. Miller was calculated in accordance with Federal Aviation Administration regulations).

     Aircraft Dry Lease Agreement

In addition to reimbursing the Company for personal use of the aircraft, Mr. Miller entered into an Amended and Restated Aircraft Dry Lease Agreement with the Company and a subsidiary that, under Federal Aviation Administration rules, permits Mr. Miller to reimburse the Company for our full cost of business use of the aircraft, which Mr. Miller intends to do. Our independent Directors approved the Amended and Restated Agreement on January 13, 2009, and it was signed on February 17, 2009. Federal Aviation Administration rules do not permit Mr. Miller to reimburse the Company for business use of the aircraft under his 2005 Aircraft Time-Sharing Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. They are required to furnish us with copies of the reports they file pursuant to Section 16(a). Based on our review of the copies of reports we have received, we believe that during fiscal 2008, our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis, except that Bruce E. Gross filed a Form 5 on February 6, 2009 relating to stock that he gifted on October 29, 2008.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for our fiscal year ended November 30, 2008. Deloitte & Touche LLP has been our independent registered public accounting firm since fiscal 1994 and our Audit Committee has selected them as our independent registered public accounting firm for fiscal 2009. We expect representatives of Deloitte & Touche LLP to be present at our 2009 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for various types of professional services and related expenses during the years ended November 30, 2008 and 2007 were as follows:

	Fees during	Fees during
	the year ended	the year ended
Type of Services	November 30, 2008	November 30, 2007

Audit Fees	$2,558,000	$2,698,000
Audit-related Fees	$53,000	$418,000
Tax Fees	$812,000	$867,000
All Other Fees	$3,000	$—

Total	$3,426,000	$3,983,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters. Audit-related services primarily include assistance in understanding and applying financial accounting and reporting standards and accounting assistance with proposed transactions. Tax services are tax planning, tax compliance services and tax return preparation. All other fees are fees that do not fall into the other types of services.

Audit Committee Pre-Approval Policy

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by a de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2008, the Audit Committee pre-approved all services provided by Deloitte.

Auditor Independence

Our Audit Committee has been informed of the types of services that Deloitte has provided to us and has determined that Deloitte’s providing those services to us is compatible with Deloitte maintaining its independence from us.

Report of the Audit Committee

The following statement is furnished by the Audit Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.

Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2008 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

During the course of fiscal 2008, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008 that has been filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of: (i) the consolidated financial statements and schedule thereto and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2009.

The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte to the Company is compatible with maintaining the firm’s independence.

The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2008 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
R. Kirk Landon, Chairperson;
Irving Bolotin;
Steven L. Gerard;
Sherrill W. Hudson

Proposal 1: Election of Directors

Our Board of Directors, upon recommendation of its Nominating and Corporate Governance Committee, has designated the eight persons described in the section of this proxy statement captioned “Board of Directors” as nominees for election as Directors to serve until the next annual meeting of our stockholders. All of the nominees are currently serving as Directors of our company. Directors will be elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of all those nominees, unless a particular proxy card withholds authorization to vote for one or more nominees. Each of the nominees has indicated that he or she is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, either the number of directors constituting the entire Board will be reduced or the proxies will be voted for the election of a substitute nominee that the Board of Directors will designate based upon a recommendation from its Nominating and Corporate Governance Committee. We provide biographical information about each nominee for Director in the section of this proxy statement captioned “Biographical Information about Our Director Nominees.”

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director described above. Proxies that are executed and returned will be voted FOR the election of each of those nominees, except to the extent that particular proxies contain instructions not to vote for particular nominees.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2009, and the Board has directed that management submit the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since fiscal 1994. Information about the fees paid to Deloitte during our 2007 and 2008 fiscal years can be found in the section of this proxy statement captioned “Independent Registered Public Accounting Firm.”

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor any other governing documents or law require stockholder ratification of the selection of the Company’s independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of what it believes to be good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes that are cast with regard to the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Our Board of Directors unanimously recommends a vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Proxies that are executed and returned will be voted FOR that proposal except to the extent that particular proxies contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 3: Amendments to the Company’s 2007 Equity Incentive Plan

On January 13, 2009, our Board of Directors approved an increase in the number of shares we may issue under the Company’s 2007 Equity Incentive Plan to 15,000,000 shares of Class A or Class B common stock from the previous 10,000,000 shares. The Board also increased the number of shares that can be made subject to stock options to 12,500,000 shares from the previous 7,500,000 shares. Copies of Sections 31.(a) and 3.2 of the Equity Plan (the only sections that are affected by the amendments), as amended (subject to stockholder approval of the amendments), are Exhibit A to this Proxy Statement. We are asking our stockholders to approve the increases in the number of shares we can issue, and the number of shares that can be made the subject of stock options, under the Equity Plan. The increases will not be effective unless our stockholders approve them by January 13, 2010. No determination has been made regarding persons to whom awards will be made of shares or options that are the subject of the increases. If, before the stockholders approve the increases, we grant stock options or make other awards relating to shares that will not be available, or will not be available to be made subject to stock options, under the Equity Plan unless the stockholders approve the increases, those stock options or other awards will provide that they will be void unless the stockholders approve the increases by January 13, 2010.

Under the Equity Plan, we have the right to issue stock options, restricted stock, phantom shares and other awards based on our Class A or Class B common stock or convertible securities. However, prior to the amendment that is being voted upon, we were not able to make more than 7,500,000 shares subject to stock options. The amendment increases that to 12,500,000 shares. We are not able to make awards under the Equity Plan to any participant in a year relating to more than 500,000 shares and over the life of the Equity Plan relating to more than 1,000,000 shares (but this does not limit the stock or stock based awards a participant can receive other than under the Equity Plan).

As of February 19, 2009, we had issued options or made other awards under the Equity Plan relating to 5,758,887 shares. Therefore, at that date we had only 4,241,113 shares available for future awards under the Equity Plan. At that date, there were also outstanding options that had been issued under the Company’s 2003 Stock Option and Restricted Stock Plan or other prior plans entitling the holders to purchase a total of 3,714,818 shares of Class A common stock. Our Board of Directors believes stock options, restricted stock and other stock based incentives are important to our efforts to attract and retain key employees. Because of the decline in our home sale and other activities due to the depressed market conditions in the last two years, we have significantly reduced the number of our employees. That makes it particularly important for us to retain the key employees who are still with us. Due to the sharp drop in the price of our stock, most of the stock options we have granted in the past have little or no value and the value of restricted stock we have issued is far less than it was when it was awarded. Our Board of Directors voted to increase the number of shares we are authorized to issue under the Equity Plan, so we could continue to issue stock options, restricted stock and other forms of stock based compensation that will give our key employees meaningful incentives to stay with us and will enable us to hire additional highly qualified people when markets return to normal.

Description of the Plan

The purpose of the Equity Plan is to attract and retain key employees, directors and officers for us and for our subsidiaries and to encourage their efforts to make our business more successful. Awards may be made to persons determined to be key employees, directors or officers of us or of our subsidiaries.

The Compensation Committee or another Committee of our Board of Directors (or if there is no Committee, the Board of Directors itself) administers the Equity Plan. Unless we are not subject either to Section 16 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code, the Committee will consist of two non-employee directors. It determines the persons to whom awards will be made, the types of awards that will be made to particular persons, the numbers of shares to which awards will relate, the dates when awards will vest, and the other terms of awards, including the payments, if any, that participants will have to make to benefit from awards.

The Committee may award:

•	stock options — rights to purchase shares of our Class A or Class B common stock;

•	restricted stock — shares of Class A or Class B common stock that are issued to, and owned by, participants, but which the participants will be required to return to us if vesting conditions imposed when the shares are issued are not satisfied;

•	phantom shares — contract rights entitling the holders to receive in the future sums equal to the value of specified numbers of shares of Class A or Class B common stock or the amounts by which the values of specified numbers of shares exceed specified base values; and

•	other stock based awards — including shares of Common Stock of either class, stock appreciation rights, securities that are convertible into Common Stock, restricted stock units, dividend equivalent rights and other types of stock based awards.

In order to enable us to take advantage of an exception from Section 162(m) of the Internal Revenue Code, or for other reasons, the Committee may cause vesting of awards to be subject to achievement of performance goals, which may:

•	relate to us as an entirety or to particular subsidiaries, divisions or other operating units;

•	relate solely to how we perform or it may relate how that performance relates to other companies or to an index; and

•	relate to any of a number of criteria, including pre-tax income, after tax income, per share net income, operating income, return on equity or on invested capital, stock appreciation, reductions in operating costs, customer satisfaction ratings, numbers of homes sold and numbers of mortgages originated.

Unless agreements relating to particular awards provide otherwise, if there is a change of control of us, when it takes place all outstanding stock options will become exercisable in full, all restrictions relating to restricted stock will terminate, and all phantom shares will vest and, unless the holders elect otherwise, become immediately payable.

The Equity Plan has provisions governing what will happen to awards if a participant ceases to be employed by us under various circumstances (such as termination by us for cause or without cause, termination by the participant other than because of death, disability or retirement, termination because of the participant’s death or disability or termination because of the participant’s retirement).

Generally, awards under the Equity Plan cannot be assigned or transferred, except by will or the laws of descent and distribution, except that the Committee may permit participants to designate the persons who will be entitled to benefits after the participants’ deaths.

The Committee may permit participants to defer receipt of payment or shares as a result of awards, subject to procedures intended to avoid penalties under Section 409A of the Internal Revenue Code.

Option Holders

The following table contains information about the stock options that were outstanding under our option plans (including the Equity Plan) on February 19, 2009:

	Shares of Class A	Average Exercise	Shares of Class B	Average Exercise
Individual or Group	Common Stock	Price Per	Common Stock	Price Per
Holding Options	Subject to Options	Class A Share	Subject to Options(1)	Class B Share

Director nominees:
Irving Bolotin	7,500	$41.37	—	—
Steven L. Gerard	7,500	$41.37	—	—
Sherrill W. Hudson	5,000	$16.96	—	—
Sidney Lapidus	7,500	$41.37	—	—
R. Kirk Landon	7,500	$41.37	—	—
Stuart A. Miller	445,232	$54.65	4,523	$0.00
Donna E. Shalala	7,500	$41.37	—	—
Jeffrey Sonnenfeld	7,500	$41.37	—	—
All executive officers	2,371,630	$30.75	14,661	$0.00
All directors who are not executive officers	50,000	$38.93	—	—
All employees other than executive officers	4,735,643	$28.81	18,670	$0.00

(1)	Represents shares of Class B common stock to be issued upon the exercise of certain options to purchase Class A common stock.

On February 19, 2009, the last sale prices of our common stock reported on the New York Stock Exchange were $5.88 per Class A share and $4.26 per Class B share.

Tax Consequences.

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. federal income tax advice contained in this proxy statement is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to any person any transaction or matter addressed in this proxy statement.

The principal Federal income tax consequences to a participant of (i) the grant and exercise of options, (ii) the sale of shares acquired through exercise of options, (iii) the grant, vesting and sale of restricted stock, (iv) the grant and receipt of payments with regard to phantom shares and (iv) other share awards, are as follows:

Stock Options

Recipients do not have taxable income because they are granted stock options under the Equity Plan.

Unless an option is an incentive stock option (ISO), when the option is exercised, the holder will be treated as receiving ordinary income equal to the amount by which the fair market value of the Common Stock at the time of the exercise exceeds the exercise price of the option. The fair market value of the Common Stock when the option is exercised will be the basis of that stock while it is held by the person who exercised the option. Therefore, when the stock is sold, the amount by which the sale price is greater or less than the fair market value of the shares when the option was exercised will be a capital gain or loss, which will be short-term or long-term, depending on how long the stock was are held after exercise.

The holder of an ISO does not realize any taxable income when the ISO is exercised. However, when an ISO is exercised, the amount by which the fair market value at the time of exercise of the stock as to which it was exercised exceeds the exercise price is treated as an item of adjustment for alternative minimum tax purposes (unless the stock is disposed of within one year) and may be subject to the alternative minimum tax. The price paid for the Common Stock when the ISO is exercised will be the basis of that stock while it is held by the person who exercised the ISO. If a person who exercises an ISO holds the stock for at least one year after the date of exercise (and at least two years after the date of grant), when the shares are sold the difference between the exercise price and the sale price will be treated as a long-term capital gain or loss. If the person does not hold the stock for one year after exercise (and two years after the date of grant), the person is treated as having made a “disqualifying disposition,” and the person will be treated as receiving ordinary income at the time of sale equal to the lesser of (i) the amount by which the fair market value of the stock when the option was exercised exceeded the exercise price, or (ii) the gain on the sale. In addition, if the sale price exceeds the fair market value of the stock when the option was exercised, the difference between the exercise price and the sale price will be a capital gain.

Restricted Stock

Unless a person who receives restricted stock makes an “83(b) election” (as discussed below), the person will not realize taxable income (and we will not be entitled to a deduction) when we issue restricted stock to the person. However, when shares vest (i.e., are no longer subject to forfeiture), the holder will realize ordinary income, and we will be entitled to a deduction, equal to the fair market value of the shares at that time. The fair market value of the shares when they vest will be the holder’s tax basis in the shares, and any difference between that fair market value and the amount for which the person sells the shares will be a capital gain or loss, which will be long term or short term depending on how long the person holds the shares after they vest. A person may, however, elect under Section 83 of the Internal Revenue Code to realize when the person receives restricted stock compensation equal to the fair market value of the shares at that time. If a person does that, (a) the person will not realize any tax when the shares vest, (b) the person’s tax basis in the shares will be their fair market value when they are issued, (c) when the person sells the shares, any difference between their fair market value when the were issued and the amount for which the person sells the shares will be a capital gain or loss, which will be short term or long term depending on how long the person holds the shares after they were issued, and (d) when we issue the shares, we will be entitled to a deduction equal to their fair market value at that time.

Phantom Shares

A person will not be taxed when the person receives phantom shares, but when the person receives payment with regard to phantom shares, the person will realize ordinary income equal to the amount of the payment. If the payment is made with shares of Common Stock with a fair market value equal to the amount of the payment, that fair market value will be the person’s basis in the Common Stock.

Other Stock-Based Awards

The tax consequences related to receipt of stock based awards other than stock options, restricted stock or phantom shares will depend on the terms of particular awards.

Other Tax Consequences

In most instances, when a participant is treated as receiving ordinary income related to an award under the Equity Plan, we are required to pay withholding tax with regard to that ordinary income, for which the participant is required to reimburse us. We may obtain that reimbursement in cash (perhaps by withholding from the participant’s compensation) or by reducing the number of shares we issue, or the sum we pay, to the participant. Payment of required withholding taxes is a condition to a participant’s right to receive shares or payments as a result of awards under the Equity Plan or to transfer shares received as a result of those awards.

Required Vote.

The proposal to approve the increase in the number of shares which may be issued under the Plan will be approved if a majority of the votes cast with regard to it are in favor of it. Stuart Miller, who, individually and through family entities, has the power to cast 48.7% of the votes that may be cast with regard to the proposal to amend the Equity Plan, has said he intends to vote in favor of that proposal.

Our Board of Directors unanimously recommends a vote FOR the proposal to approve the amendments to the Company’s 2007 Equity Incentive Plan. Proxies that are executed and returned will be voted FOR that proposal unless they contain instructions to vote against, or to abstain from voting with regard to, that proposal.

Proposal 4: Stockholder Proposal Regarding the Company’s Building Practices

This stockholder proposal is sponsored by The Nathan Cummings Foundation. Its address and the number of voting securities it held will be provided to any stockholder upon oral or written request made to our General Counsel. Lennar Corporation is not responsible for the content of this stockholder proposal or the statement in support of the proposal.

The Proposal

STATEMENT IN SUPPORT

The Intergovernmental Panel on Climate Change (IPCC) recently concluded that warming of the climate system is unequivocal and that human activity is the main cause. Debate surrounding climate change now focuses not on whether a problem exists but rather on the best means for abatement and adaptation.

The rise in average global temperatures resulting from climate change is expected to have significant adverse impacts. According to Business Week, many scientists agree that the warmer temperatures resulting from climate change are causing more powerful storms and perhaps intensifying extreme weather events including droughts and wild fires. Thermal expansion and melting ice sheets are expected to lead to rising sea levels, with significant implications for coastal communities. Rising temperatures will also impact fresh water supplies. California’s Department of Water Resources, for instance, has stated that, “Adapting California’s water management systems to climate change presents one of the most significant challenges for the 21st century.”

Climate change also has important economic implications. The Stern Review, often cited as the most comprehensive overview of the economics of climate change, estimated that the cumulative economic impacts of climate change could be equivalent to a loss of up to 20% of average world-wide consumption if action is not taken quickly. A more general pronouncement in the IPCC’s report, Climate Change 2007: Impacts, Adaptation and Vulnerability, observed that “Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time.”

According to the Washington Post, “Buildings are the largest source of the greenhouse-gas emissions that are causing global warming, and in the United States, half of building-related emissions are from houses.” The EPA estimates that the residential end-use sector accounted for 21% of CO2 emissions from fossil fuel combustion in 2005.

With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions. One study in The McKinsey Quarterly found that nearly a quarter of cost-effective GHG abatement potential involves efficiency-enhancing measures geared at reducing demand in the buildings and transportation sectors. A second McKinsey study concluded that the residential sector represents the single-largest opportunity to raise energy productivity, noting that, “The adoption of available technologies (including high-efficiency building shells, compact fluorescent lighting, and high-efficiency water heating) would cut ... end-use demand for energy by 32 QBTUs in 2020, equivalent to 5 percent of global end-user demand in that year.”

The Proposed Stockholder Resolution

RESOLVED:  Shareholders request that the Board of Directors adopt quantitative goals, based on available technologies, for reducing total greenhouse gas emissions from the Company’s products and operations and report to shareholders by December 31, 2009, on its plans to achieve these goals. Such a report will omit proprietary information and be prepared at reasonable cost.

Board Recommendation

The Board of Directors unanimously recommends a vote AGAINST this stockholder proposal.

Lennar Corporation shares the concerns of its stockholders, homebuyers and many others over the quality of our environment. We now offer solar power systems in our homes in some markets. We offer homes with energy efficient appliances. Our homes meet or exceed local building codes for energy efficiency. While many of these features add extra costs for our homebuyers, we believe that, at least until recently, the benefits have justified the expense.

During the past year, both the housing market and the economy in general have deteriorated significantly. People are struggling to afford their current homes, and potential homebuyers are reluctant to make the financial commitment to purchase new homes. Under those conditions, homebuyers appear not to be willing to pay extra for components of a home that benefit the environment. We believe our principal obligation to our customers and our stockholders is to offer homes with features that satisfy consumer preferences, and, of course, meet local building codes. When we determine that consumers want, and are willing to pay for, homes that offer lower greenhouse gas emissions, we will satisfy that consumer preference. However, we see no evidence that consumer demand for homes with lower greenhouse gas emissions exists today.

The debate over the extent and impact of climate change from greenhouse gas emissions is continuing. Many reputable scientists are unable to agree on the prudent response to this complex issue. Therefore, it is not clear that changes we might make to the way we build homes would have a material impact on the environment.

Given the uncertainty surrounding the climate change debate, and the current state of the economy and housing market, we think it would be unfair both to our stockholders and to the purchasers of our homes to try to force purchasers to pay for costly components that might benefit the environment, but are not required by building codes and they would not have to pay for if they bought homes from our competitors.

We look forward to progress on and resolution of the important issue of climate change through appropriate analysis and debate. Under most circumstances, we would be a proud leader in making homes environmentally friendly. However, at this point in time, we cannot commit to require homebuyers to pay for environmental improvements they don’t necessarily want. That is why the Board of Directors unanimously recommends a vote AGAINST the proposal.

Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal. Proxies that are executed and returned will be voted AGAINST that proposal except to the extent that particular proxies contain instructions to vote for, or to abstain from voting with regard to, that proposal.

Other Matters

Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournments of the Annual Meeting, the persons voting the management proxies will vote them in accordance with their best judgment.

Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2008, is being distributed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, Attn: Investor Relations, 700 Northwest 107th Avenue, Miami, Florida 33172, or by visiting our website at www.lennar.com.

Stockholder Proposals and Nominations for Director

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act. To be eligible for inclusion in our 2010 Annual Meeting Proxy Statement, stockholder proposals must be received by our Office of the General Counsel at 700 Northwest 107th Avenue, Miami, Florida 33172 no later than November 4, 2009.

In addition, in accordance with Rule 14a-4 under the Securities Exchange Act, the persons named in the proxies solicited by our management will have to right to exercise discretionary voting authority with respect to any proposal that is submitted by a stockholder after January 18, 2010 that we are not asked to include in our Proxy Statement for the 2010 Annual Meeting of Stockholders.

Stockholder Communication with the Board of Directors

Any stockholder who wishes to communicate with our Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the independent Directors as a group or an individual Director, as applicable.

As set forth in our Code of Business Conduct and Ethics, we require our employees to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, employees, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct and related matters can be submitted confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Email:	lennar@tnwinc.com
Phone:	1-800-503-1531
Address:	The Network
Attention: Lennar Corporation
333 Research Court
Norcross, GA 30092

Also, concerns about our operations, our financial reporting, our business integrity, or any other matter related to our Company, can be submitted confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

Email:	feedback@lennar.com
Phone:	1-800-503-1534

By Order of the Board of Directors

Mark Sustana
Secretary and General Counsel

Miami, Florida
March 4, 2009

Exhibit A

SECTIONS 3.1(a) AND 3.2 OF THE LENNAR CORPORATION
2007 EQUITY INCENTIVE PLAN, AS AMENDED
(amendments shown in bold faced italics)

3. SHARES AND UNITS SUBJECT TO THE PLAN

3.1 In General.

(a) Subject to adjustments as provided in Section 12, the total number of Shares subject to Awards granted under the Plan, in the aggregate shall be 15,000,000. The maximum number of Shares that may underlie Awards, other than Options, granted in any one year to any Eligible Person, shall not exceed 500,000. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares. For the purpose of determining the number of Shares that are subject to Awards granted under the Plan, Phantom Share payments will be deemed to be the number of Shares on which the Phantom Share payments will be based. Any Shares that have been granted as Restricted Stock but are forfeited, that are the subject of Options that expire, or upon which Phantom Shares or other equity-based Awards that are forfeited were based, may again be made the subject of Awards under the Plan.

* * * * *

3.2 Options.

Subject to adjustments pursuant to Section 12, and subject to the last sentence of Section 3.1, (a) Options with respect to an aggregate of no more than 10,000,000 Shares may be granted under the Plan. Subject to adjustments pursuant to Section 12, in no event may any Optionee receive Options for more than 1,000,000 Shares over the life of the Plan.

A-1

P72208

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
LNRCO1                                KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

LENNAR CORPORATION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write on the line below the number(s) of the nominee(s) as to whom authority is withheld.
Vote on Directors: Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named below.	☐	☐	☐

1.	ELECTION OF DIRECTORS

Nominees:

	01) Irving Bolotin	05) Sidney Lapidus
	02) Steven L. Gerard	06) Stuart A. Miller
	03) Sherrill W. Hudson	07) Donna E. Shalala
	04) R. Kirk Landon	08) Jeffrey Sonnenfeld

Vote On Proposals		For	Against	Abstain

2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: (Our Board of Directors unanimously recommends a vote FOR this proposal.)	☐	☐	☐

3.	Proposal to approve amendments to the Company’s 2007 Equity Incentive Plan: (Our Board of Directors unanimously recommends a vote FOR this proposal.)	☐	☐	☐

4.	Stockholder proposal regarding the Company’s building practices: (Our Board of Directors unanimously recommends a vote AGAINST this proposal.)	☐	☐	☐

5.	In their best judgment with regard to any other matter that properly comes to a vote at the annual meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed above. If no direction is made with regard to an item, this proxy will be voted FOR all the listed nominees, FOR items 2 and 3, and AGAINST item 4.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign your name exactly as it appears hereon. when signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual report are available at www.proxyvote.com.

LNRC02
LENNAR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LENNAR CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
APRIL 15, 2009
The undersigned appoint(s) Stuart A. Miller, Bruce E. Gross and Mark Sustana, or any of them, as proxies, each with the power to appoint a substitute, and authorizes them to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock (LEN) and Class B common stock (LEN. B) of Lennar Corporation that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders of Lennar Corporation to be held at 11:00 a.m. Eastern Time on Wednesday, April 15, 2009 at 700 Northwest 107th Avenue, Second Floor, Miami, Florida, 33172 and any adjournment or postponement of that meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO DIRECTIONS ARE MADE WITH REGARD TO AN ITEM, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY’S 2007 EQUITY INCENTIVE PLAN AND AGAINST THE STOCKHOLDER PROPOSAL REGARDING THE COMPANY’S BUILDING PRACTICES.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

LENNAR CORPORATION
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Stockholder Meeting to be held on April 15, 2009

Proxy Materials Available
• Notice and Proxy Statement
• Annual Report

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.
To facilitate timely delivery please make the request as instructed below on or before April 1, 2009.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number (located on the following page) available and visit: www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET	- www.proxyvote.com
2) BY TELEPHONE	- 1-800-579-1639
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*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual
Meeting Date:	April 15, 2009
Meeting Time:	11:00 A.M., Eastern Time
For holders as of:	February 19, 2009

Meeting Location:

Lennar Corporation
700 Northwest 107th Avenue
Second Floor
Miami, Florida 33172

How To Vote

Vote In Person

Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the website and follow the instructions.

Voting items

Vote on Directors: Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named below.

1.	ELECTION OF DIRECTORS
	Nominees:
	01)	Irving Bolotin	05)	Sidney Lapidus
	02)	Steven L. Gerard	06)	Stuart A. Miller
	03)	Sherrill W. Hudson	07)	Donna E. Shalala
	04)	R. Kirk Landon	08)	Jeffrey Sonnenfeld

2.	Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm: (Our Board of Directors unanimously recommends a vote FOR this proposal.)

3.	Proposal to approve amendments to the Company’s 2007 Equity Incentive Plan: (Our Board of Directors unanimously recommends a vote FOR this proposal.)

4.	Stockholder proposal regarding the Company’s building practices: (Our Board of Directors unanimously recommends a vote AGAINST this proposal.)

5.	In their best judgment with regard to any other matter that properly comes to a vote at the annual meeting.